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                                                                EXHIBIT 10.1 (m)



                 EPS COMPENSATION PROGRAM FOR SENIOR EXECUTIVES

BACKGROUND

Central Parking Corporation (the "Company") historically has had a compensation philosophy that is extremely entrepreneurial, with low fixed compensation and high bonus potential. This program, which pre-dated the Company's initial public offering, was better suited to a private company or partnership than to a public company. In addition, salary caps imposed on several executives under this program were viewed as increasingly problematic. As a result, the Company engaged a compensation consultant to assist in designing a new compensation program for senior executives. The compensation program is limited to senior executives with the potential to materially affect the success of the entire company.

One of the primary goals of this new program is to align senior executives' compensation more closely with the interests of the Company's shareholders. The Company has determined that the best way to achieve this goal is to base the bonus calculations on growth in earnings per share, which is generally viewed as the primary driver of increases in the Company's stock price.

As part of this new program, the Company will adjust base salaries upward to bring them in line with similar public companies. The goal is to place the salary level of each senior executive in the 75th percentile of similar companies. The cash compensation levels for each executive for the 1998/99 fiscal year are designed to approximate the cash compensation paid to each executive during the 1997/98 fiscal year.

The final component of the new program is stock options. Options will be valued using the Black Shoals method, which values options at 50% of the stock price at the time the options are granted. A pre-determined amount of stock options will be awarded to senior executives each year. In addition, if earnings per share exceed budgeted levels, participants in the program will receive a combination of cash and options as additional compensation. The total of base salary, target bonus and value of the stock options granted to each executive represents the total target compensation of each participant.

The Company also seeks to align the interests of senior management with the interests of the Company's shareholders through stock ownership by the Company's executives. The new program seeks to define appropriate levels of ownership for senior executives.


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TERMS OF THE PLAN

         -        A bonus pool is established each year based on a formula.

         -        The formula for the 1998/99 fiscal year is as follows:

                  - Bonus Pool = 14.2% of [change in EPS X Average Shares Outstanding]

         - The following adjustments will be made in the event of a merger or acquisition:

                  - Shares outstanding will be adjusted to reflect any additional issuance of shares.

                  - The base year EPS, for use in computing growth, would be increased to include projected earnings from the acquired entity, estimated without regard to any projected increases due to efficiencies, synergies, etc.

         - The goal of this structure is to reward management for increases "they caused" rather than for increases that "shareholders bought."

         - In the event EPS exceeds the budgeted amount, the additional compensation to each participant will be composed of cash and/or additional options.

         -        Total cash compensation is limited to:

                  -        120% of base salary and target bonus levels.

         - Any additional compensation that is due in the event EPS exceeds the budgeted amount would be paid in the form of options and the maximum options would be the cash cap plus 1.2 X the value of the original options, which equals the maximum compensation for any participant.

         - The vesting schedule for maximum compensation options is one year.

         - A sample computation of the bonus is attached as Exhibit A, which also indicates the growth rates required to maintain the 1998/99 bonus level in future years.



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         -        Senior executives are expected to maintain stock ownership levels as follows:

                                                        Multiple of Salary
                                                        ------------------
                         CEO                                  4.0 X
                         COO                                  3.0 X
                         Other Participants                   2.0 X
                         Independent Directors                3.0 X

         - Participants are required to achieve these levels within four years of their adoption or the date the executive joins the company, whichever is later.

         - Participants also are required to own stock equal to 25% of 50% of their base salary at the end of the first year.

         - All full value shares, including stock units, count towards this guideline.

         - For the purpose of these guidelines, shares are valued as follows:

                  - The stock price would be averaged over the last 30 days at the end of the four-year period.

         - Under the Company's Deferred Stock Unit Plan, participants can choose to purchase units on December 15th of each year or units can be purchased during the following twelve-month period as follows:

                  -        First 25% on December 15
                  -        Second 25% on March 25
                  -        Third 25% on June 15
                  -        Fourth 25% on September 15

         - During the period of this four-quarter cycle, funds not invested in stock units would be held by the Company and the interest charge at the Company's prevailing rate would be paid.




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                               Sample Calculation

1998/99

Target Pool:                $1,685,000

EPS Growth                  .40

Approximate Number of Shares    30,000,000

Percentage =                    $1,685,000
                            -----------------   = 13.9% of EPS Change
                            .40 x 30,000,000

Growth Rates to Maintain 98/99 Bonus Level:

                   Year                              Growth Rate
                   ----                              -----------
                   1999                                 28.6%
                   2000                                 22.0%
                   2001                                 18.2%
                   2002                                 15.4%
                   2003                                 13.3%